HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
                  STATEMENT OF PER SHARE NET INCOME (LOSS)

EXHIBIT 11


                                       Three Months Ended      Nine Months Ended
                                            June 30,                June 30
                                       ------------------      -----------------
                                         1997        1996       1997       1996
                                      -------------------------------------------

 Net income (loss)                    $ 118,930   $ 102,921  $ 220,382  $(591,232)
                                      -------------------------------------------
Net income (loss) per share           $    0.02   $    0.01  $    0.03  $   (0.12)
                                      -------------------------------------------
Weighted average shares outstanding   7,677,989   7,370,245  7,648,993  5,010,090
                                      -------------------------------------------